NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY ANNOUNCES PROMOTION OF BRETT PATTERSON TO RUBY TUESDAY CONCEPT PRESIDENT AND RESIGNATION OF TODD BURROWES, RUBY TUESDAY CONCEPT PRESIDENT AND CHIEF OPERATIONS OFFICER

MARYVILLE, TN – July 27, 2015 – Ruby Tuesday, Inc. (NYSE: RT) (the “Company”) today announced the promotion of Brett Patterson to the role of Ruby Tuesday Concept President and the resignation of Todd Burrowes, Ruby Tuesday Concept President and Chief Operations Officer.  These changes are effective immediately.

JJ Buettgen, Chairman of the Board, President, and CEO stated, “I am so pleased that Brett will assume the role of Ruby Tuesday Concept President.  Brett has been an invaluable member of our leadership team since joining the Company two years ago.  He is a strong operator and has a solid track record of leading and developing teams, enhancing efficiencies, streamlining processes, and improving business results.”

Patterson is an accomplished restaurant executive with over 25 years of industry experience.  He joined Ruby Tuesday as Vice President of Operations in 2013 and was promoted to Senior Vice President of Operations in September 2014.  Between 1997 and 2013, Patterson served in various roles of increasing responsibility with Darden Restaurants including Director of Operations for Bahama Breeze, Vice President of Operations for Longhorn Steakhouse, and Senior Vice President of Operations for Olive Garden.  Prior to Darden, he was Managing Partner of Carrabba’s Italian Grill and an Area Director with Steak and Ale.

Patterson will become a member of the Executive Team and will report directly to Buettgen.

Burrowes is leaving the Company to pursue other interests.  JJ Buettgen, Chairman of the Board, President, and CEO, noted, “I want to thank Todd for his contributions to Ruby Tuesday over the last two years and wish him the best in the future.”

Ruby Tuesday, Inc.
News Release
July 27, 2015
Page - 2 -

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 736 Company-owned and/or franchise Ruby Tuesday brand restaurants in 44 states, 13 foreign countries, and Guam, in addition to 26 Company-owned and/or franchise Lime Fresh brand restaurants in six states and the District of Columbia.  As of June 2, 2015, we owned and operated 658 Ruby Tuesday restaurants and franchised 78 Ruby Tuesday restaurants, comprised of 29 domestic and 49 international restaurants.  We also owned and operated 19 Lime Fresh restaurants and franchised seven Lime Fresh domestic restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

Source:  Ruby Tuesday, Inc.

(Corporate):  Jill Golder, EVP & Chief Financial Officer / 865-379-5700
(Analysts):    Dominique Piccolo, Director, Treasury and Investor Relations / 865-379-5725

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance (including our estimates of growth in same-restaurant sales, average sales per restaurant, operating margins, expenses and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our television marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; governmental laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages, and healthcare reform; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; and effects of actual or threatened future terrorist attacks in the United States.